Exhibit 23.2

KPMG LLP
Suite 3800
1300 South West Fifth Avenue
Portland, OR 97201

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 12, 2026, with respect to the consolidated financial statements of Dutch Bros Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP

Portland, Oregon
February 13, 2026